EXHIBIT 4.3

CONVERTIBLE DEBENTURE

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND IS BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.

CONVERTIBLE DEBENTURE

Company: ID Perfumes, Inc.

Company Address: 1250 E. Hallandale Beach Blvd. Suite 402,
Hallandale, Florida 33009

Date of Debenture: March 8, 2013_

Maturity Date: February 28, 2014
Principal Amount: $500,000
Interest Rate: 12% per annum
Conversion Ratio: one (1) share of common stock for every $4.00 of Debt

Holder: Commonwealth Wholesale Corp. Tax-1D: 65-0780857
1250 E. Hallandale Beach Blvd STE 409
Hallandale Beach FL 33009

ID Perfumes, Inc., a Nevada corporation, and any successor or resulting corporation by way of merger, consolidation, sale or exchange of all or substantially all of the assets or otherwise (collectively, the "Company"), for value received, hereby promises to pay to the Holder (as such term is hereinafter defined), or such other Person (as such term is hereinafter defined) upon order of the Holder, on the Maturity Date, the Principal Amount (as such term is hereinafter defined), as such sum may be adjusted pursuant to Article 3, and to pay interest thereon from the date hereof at the rate of twelve percent (12%) per annum, payable in arrears commencing April 1, 2013 on the first day of each month (the "Monthly Payment"), until the Principal Amount of this Debenture plus all accrued interest has been paid in full. Upon the occurrence of an Event of Default (as such term is hereinafter defined), interest will accrue on the outstanding Principal Amount (plus all accrued interest), commencing on the date of the Event of Default, and continuing until the Event of Default is cured, at the rate of eighteen percent (18%) per annum (the "Default Interest Rate"). All interest payable on the Principal Amount of this Debenture shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Default Interest Rate is 18%

ARTICLE I. DEFINITIONS

SECTION 1.1 The terms defined in this Article whenever used in this Debenture have the following respective meanings:

(i) "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

(ii) "Bankruptcy Code" means the United States Bankruptcy Code of 1986, as amended (11 U.S.C. §§ 101 et. q.).

(iii) "Business Day" means, a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

(iv) "Capital Shares" means the Common Stock and any other shares of any other class or series of capital stock, whether now or hereafter authorized and however designated, which have the right to participate in the distribution of earnings and assets (upon dissolution, liquidation or winding-up) of the Company.

(v) "Common Shares" or "Common Stock" means shares of the Company's Common Stock.

(vi) "Common Stock Issued at Conversion", when used with reference to the securities deliverable upon conversion of this Debenture, means all Common Shares now or hereafter outstanding and securities of any other class or series into which this Debenture hereafter shall have been changed or substituted, whether now or hereafter created and however designated.

(vii) "Company Conversion Shares" means any shares of Common Stock issued by the Company to the Holder prior to or at the Maturity Date.

(viii) "Conversion Date" means any day on which all or any portion of the Principal Amount of this Debenture is converted in accordance with the provisions hereof but in no event earlier than the Maturity Date.

(ix) "Conversion Notice" means a written notice of conversion substantially in the form annexed hereto as Exhibit A.

(x) "Conversion Ratio" on any date of determination means the applicable ratio for the conversion of this Debenture into Common Shares on such day as set forth in Section 3.1(a). If there are no changes in the Conversion Ratio during the term of this Debenture the Conversion Ratio shall be one share of the Company's common stock for each $4.00 of outstanding debt.

(xi) "Debenture" or "Debentures" means this Convertible Debenture of the Company or such other convertible debenture(s) exchanged therefor as provided in Section 2.1.

(xii) "Event of Default" has the meaning set forth in Section 6.1.

(xiii) "Holder" means the person or entity to which this Debenture is issued, any successor thereto, or any Person to whom this Debenture is subsequently transferred in accordance with the provisions hereof

(xiv) "Maximum Rate" has the meaning set forth in Section 6.3.

(xv) "Maturity Date" means February 28, 2014

(xv)"Outstanding" when used with reference to Common Shares or Capital Shares (collectively, "Shares") means, on any date of determination, all issued and outstanding Shares, and includes all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that any such Shares directly or indirectly owned or held by or for the account of the Company or any Subsidiary of the Company shall not be deemed "Outstanding" for purposes hereof.

(xvi) "Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

(xvii) "Principal Amount" means, for any date of calculation, the principal sum set forth in the first paragraph of this Debenture.

(xviii) "SEC" means the United States Securities and Exchange Commission.

(xix) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

(xx) "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

All references to "cash" or "$" herein means currency of the United States of America.

ARTICLE II.

EXCHANGES, TRANSFER AND REPAYMENT

SECTION 2.1 Registration or Transfer of Debentures. This Debenture, when presented for registration or transfer, shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed, by the Holder duly authorized in writing.

SECTION 2.2  Loss, Theft or Destruction of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company shall make, issue and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid Principal Amount dated as of the date hereof. This Debenture shall be held and owned upon the express condition that the provisions of this Section 2.2 are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without the surrender thereof.

SECTION 2.3  Deemed Absolute Owner. The Company may deem the Person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the Principal Amount of this Debenture, for the conversion of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments and such conversions shall be valid and effectual to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid or the conversion or conversions so made.

SECTION 2.4   Repayment at Maturity. At the Maturity Date, the Holder may, in its sole and absolute discretion, by written notice to the Company:

i. Request repayment in cash of the outstanding principal balance plus accrued interest.

ii. Request delivery to the Holder of $1 million (determined at the lower of cost or market) of the Company's current and marketable (not obsolete) inventory consisting of the Company's licensed fragrances. The dollar value of the inventory shall be computed based on the Company's distributor price list as of the Maturity Date. The Company shall deliver the inventory to the Holder within 60 days following the Maturity Date. Interest will continue to accrue until payment is made by delivery of the Inventory.

iii. Convert all or any portion of the outstanding principal balance plus accrued interest into Common Stock at the then prevailing Conversion Ratio.

If during the term of this Convertible Debenture or at the Maturity Date, the Holder requests payment of the Principal Amount plus accrued interest solely in cash, then in that event, the Company shall pay the Holder an additional $100,000 (the "Incentive Payment"). The Incentive Payment shall be due 60 days following the Maturity Date. No Incentive Payment shall be due if Holder receives any inventory or Company common stock in lieu of cash.

If during the term of this Convertible Debenture or at the Maturity Date, a portion of the outstanding principal balance is paid in cash and the Holder subsequently requests delivery of the Company's inventory, the total dollar value of the inventory to be delivered to the Holder shall be adjusted by multiplying $1 million by a fraction where the numerator is $500,000 minus the outstanding principal balance paid in cash and the denominator is $500,000.

If during the term of this Convertible Debenture or at the Maturity Date, the Holder converts 100% of the Principal Balance plus accrued interest into Company Conversion Shares, the Holder will be issued additional Common Stock ("Company Bonus Shares") equal to 60% of the Company Conversion Shares. For purposes of example only, if the Conversion Ratio is $4.00 per share, and the outstanding principal balance converted totals $500,000, the Holder would be issued 125,000 Company Conversion Shares. In addition the Holder would be issued 75,000 Company Bonus Shares for a total of 200,000 shares of Common Stock.

Company Bonus Shares will not be issued to the Holder unless the Holder converts 100% of the Principal Amount plus accrued interest into Company Conversion Shares.

If only a portion of the Convertible Debenture is converted into stock, the Holder may request repayment of the outstanding principal balance in either cash or inventory. If requesting cash, Holder will not receive any Incentive Payment. If requesting inventory, the total dollar amount of the inventory to be delivered to the Holder shall be adjusted by multiplying $1 million by a fraction where the numerator is $500,000 minus the dollar value of the Company Conversion Shares (the number of shares multiplied by the Conversion Ratio) issued to the Holder and the denominator is $500,000.

ARTICLE HI.

CONVERSION OF DEBENTURE AND REPURCHASE OF COMPANY

CONVERSION STOCK

SECTION 3.1 Conversion; Conversion Ratio; Valuation Event. At the option of the Holder and at any time or from time to time, and up to and including the Maturity Date, this Debenture may be converted, either in whole or in part, up to the full Principal Amount plus accrued interest into Common Shares (calculated as to each such conversion to the nearest whole share) at any time and from time to time on any Business Day, subject to compliance with Section 3.2. The number of Common Shares into which this Debenture may be converted is equal to the number resulting from application of the Conversion Ratio at the time of delivery of the Conversion Notice.

The current conversion ratio is one share of common stock for every $4.00 of debt ($4 per share, herein after the "Conversion Price").

In the event of any recapitalization, reorganization or issuance of Common Shares at a price less than then existing Conversion Price (as provided in Section 3.5), the Conversion Ratio shall be adjusted as provided in Section 3.5.

SECTION 3.2 Exercise of Conversion Privilege. (a) Conversion of this Debenture may be exercised on any Business Day by the Holder by telecopying or by otherwise delivering in accordance with Section 7.3 an executed and completed Conversion Notice to the Holder (the "Conversion Date"). The Company shall issue the Common Stock Issued at the then prevailing Conversion Ratio in the manner provided in Section 2.4 and this Section 3.2, and all voting and other rights associated with the beneficial ownership of the Common Stock issued at Conversion shall vest with the Holder, effective as of the Conversion Date at the time specified in the Conversion Notice. The Conversion Notice also shall state the name or names (with addresses) of the persons who are to become the holders of the Common Stock Issued at Conversion in connection with such conversion. As promptly as practicable after the receipt of the Conversion Notice as aforesaid, but in any event not more than five(5) Business Days after either party's delivery of such Conversion Notice, the Company shall (i) issue the Common Stock Issued at Conversion in accordance with the provisions of this Article 3 and (ii) cause to be mailed for delivery by overnight courier a certificate or certificate(s) representing the number of Common Shares to which the Holder is entitled by virtue of such conversion, and cash, as provided in Section 3.3, as applicable, representing the amount of accrued and unpaid interest on this Debenture as of the Conversion Date. Such conversion shall be deemed to have been effected at the time at which the Conversion Notice indicates, and at such time the rights of the Holder of this Debenture, as such (except if and to the extent that any Principal Amount thereof remains unconverted), shall cease and the Person and Persons in whose name or names the Common Stock Issued at Conversion shall be issuable shall be deemed to have become the holder or holders of record of the Common Shares represented thereby, and all voting and other rights associated with the beneficial ownership of such Common Shares shall at such time vest with such Person or Persons. The Conversion Notice shall constitute a contract between the Holder and the Company, whereby the Holder shall be deemed to subscribe for the number of Common Shares which it will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription to surrender this Debenture and to release the Company from all liability thereon (except if and to the extent that any Principal Amount thereof remains unconverted). No cash payment aggregating less than $1.00 shall be required to be given unless specifically requested by the Holder.

SECTION 3.3  Fractional Shares. No fractional Common Shares or scriprepresenting fractional Common Shares shall be delivered upon conversion of this Debenture. Instead of any fractional Common Shares which otherwise would be delivered upon conversion of this Debenture, the Company shall round up to the next whole share.

SECTION 3.4  Adjustments. The Conversion Ratio and the number of shares deliverable upon conversion of this Debenture are subject to adjustment from time to time as follows:

SECTION 3.5  Reclassification, Etc. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with or into another Person (where the Company is not the survivor or where there is a change in or distribution with respect to the Common Stock of the Company), sell, convey, transfer or otherwise dispose of all or substantially all its property, assets or business to another Person, or effectuate a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of (each, a "Fundamental Corporate Change") and, pursuant to the terms of such Fundamental Corporate Change, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation ("Other Property") are to be received by or distributed to the holders of Common Stock of the Company, then the Holder of this Debenture shall have the right thereafter, at its sole option, to (a) receive the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property as is receivable upon or as a result of such Fundamental Corporate Change by a holder of the number of shares of Common Stock into which the outstanding portion of this Debenture may be converted at the Conversion Ratio applicable immediately prior to such Fundamental Corporate Change or (c) require the Company, or such successor, resulting or purchasing corporation, as the case may be, to, without benefit of any additional consideration therefor, execute and deliver to the Holder a debenture with substantial identical rights, privileges, powers, restrictions and other terms as this Debenture in an amount equal to the amount outstanding under this Debenture immediately prior to such Fundamental Corporate Change. For purposes hereof, "common stock of the successor or acquiring corporation" shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to prepayment and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions shall similarly apply to successive Fundamental Corporate Changes.

(b) Stock Splits, etc. The Conversion Ratio and the Number of shares of
Common Stock to be received shall be subject to adjustment from time to time upon the happening of any of the following. In case the Corporation shall: (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the Conversion Ratio and the number of shares of stock to be received on any conversion shall be adjusted accordingly.

For purposes of example only, and assuming the Holder has not converted the Debenture inclusive of accrued interest, the Company declares a reverse split of its common stock on a 1 0: 1 basis such that for every 100 shares of Common Stock outstanding prior to the declaration of the reverse split, there would be 10 shares of common stock outstanding after the reverse split. Then in that event, the Conversion Ratio prior to the reverse common stock split ( currently one share of common stock for each $4.00 of debt) shall be adjusted by multiplying the dollar amount of the debt required to receive one share of common stock on the date immediately preceding the stock split ($4.00) by 10 and the new Conversion Ratio shall be one share of common stock for every $40.00 of debt. Similarly, if the Company declares a 10:1 forward split, the Conversion Ratio shall be the dollar amount of the debt required to receive one share of common stock on the date immediately preceding the stock split divided by 10. As a result, in the case of a 1:10 forward split, the Conversion Ratio shall be one share of common stock for every $0.40 of debt.

(c) Issuance of Additional Common Shares, Warrants, Options, Convertible Securities. The Conversion Price, Conversion Ratio and the Number of shares of Common Stock to be received upon conversion shall be subject to adjustment from time to time upon the happening of any of the following events (each, an "Adjustment Event"): if the Company shall issue any: (i) Common Shares at a per share price less than the then current Conversion Price, (ii) warrants, options or other rights to subscribe for or purchase Common Shares at a price per share for which Common Shares may at any time thereafter be issuable pursuant to such instrument at less than the then current Conversion Price immediately prior to such issuance, or (iii) securities convertible into or exchangeable or exercisable for Common Shares and the consideration at which Common Shares may at any time thereafter be issuable pursuant to such instrument at less than the then current Conversion Price immediately prior to such issuance, then in each case, the Conversion Price shall be reduced (and the Conversion Ratio and the number of shares of stock to be received on any conversion shall be increased accordingly) on a weighted-average anti-dilution basis as follows:

CP2 = CPI * (A+B) / (A+C), where:
CP2   = New Conversion Price
CPI    = Conversion Price in effect immediately prior to the Adjustment Event

A         =      Number of shares of Common Stock deemed to be outstanding on a fully-diluted basis immediately prior to the Adjustment Event

B         =       Aggregate consideration received by the Company with respect to the Common Stock issued in the Adjustment Event

C         =      Number of shares of Common Stock issued in the Adjustment Event

Notwithstanding the foregoing, there will be no adjustment in the Conversion Price, Conversion Ratio or the Number of shares of Common Stock to be received upon conversion if the Company issued any shares of its Common Stock at a price less than the current Conversion Price provided that the underlying stock grant or option grant was issued by the Company prior to the execution of this Convertible Debenture.

SECTION 3.6 Surrender of Debentures. Upon maturity, the Holder shall either deliver this Debenture by hand to the Company at its principal executive offices or surrender the same to the Company at such address by nationally recognized overnight courier. Payment of the amount due on maturity shall be made by the Company to the Holder against receipt of this Debenture (unless converted and paid in Common Stock or Company Conversion Stock) by wire transfer of immediately available funds to such account(s) as the Holder shall specify by written notice to the Company.

SECTION 3.7 Reservation of Common Stock. The Company shall at all times reserve and keep available for issuance upon conversion of this Debenture such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of this Debenture (including, but not limited to, the Bonus Shares) and upon such issuance such shares of Common Stock will be validly issued, fully paid and non-assessable.

ARTICLE IV.

STATUS; RESTRICTIONS ON TRANSFER

SECTION 4.1  Status of Debenture. This Debenture constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms subject, as to enforceability, to general principles of equity and to principles of bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors' rights and remedies generally.

SECTION 4.2  Restrictions on Transfer. The Company represents and warrants to the Holder that this Debenture, and any Common Shares deliverable upon the conversion hereof, have not been registered under the Securities Act. The Holder by accepting this Debenture agrees that this Rebenture and the shares of Common Stock to be acquired upon conversion of this Debenture may not be assigned or otherwise transferred unless and until (i) the Company has received the opinion of counsel for the Holder that this Debenture or such shares may be sold pursuant to an exemption from registration under the Securities Act or (ii) a registration statement relating to this Debenture or such shares has been filed by the Company and declared effective by the SEC.

Each certificate for shares of Common Stock deliverable hereunder shall bear a legend as follows unless and until such securities have been sold pursuant to an effective registration statement under the Securities Act:

"The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The securities may not be offered for sale, sold or otherwise transferred except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration under the Securities Act in respect of which the issuer of this certificate has received an opinion of counsel satisfactory to the issuer of this certificate to such effect. Copies of the agreement covering both the purchase of the securities and restrictions on their transfer may be obtained at no cost by written request made by the holder of record of this certificate to the Secretary of the issuer of this certificate at the principal executive offices of the issuer of this certificate."

ARTICLE V.

COVENANTS

SECTION 5.1 Compliance with Laws. So long as this Debenture shall be outstanding, the Company shall comply with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities, except for such noncompliance which would not have a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries.

SECTION 5.2 Inspection of Property, Books and Records. So long as this Debenture shall be outstanding, the Company shall keep proper books of record and account in which full, true and correct entries shall be made of all material dealings and transactions in relation to its business and activities and shall permit representatives of the Holder at the Holder's expense to visit and inspect any of its respective properties, to examine and make abstracts from any of its respective books and records, not reasonably deemed confidential by the Company, and to discuss its respective affairs, fmances and accounts with its respective officers and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

ARTICLE VI.

EVENTS OF DEFAULT; REMEDIES

SECTION 6.1 Events of Default. "Event of Default" wherever used herein means any one of the following events:

A. Failure to remit the Monthly Payment when due and such failure is not cured within ten (10) days of the due date thereof;

B. The Company shall fail to perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provisions of this Debenture, after Holder shall have given written notice to the Company and the Company shall not have cured the failure, breach or default within ten (10) days after notice was given;

C. (i) The Company admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (ii.) the Company institutes or has instituted against it any proceeding seeking to adjudicate it a bankrupt or insolvent, (iii.) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts is commenced under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors or (iv) the entry of an order for relief or the appointment of a receiver, trustee or other similar person for it or for any substantial part of its properties and assets, and in the case of any such official proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of sixty (60) calendar days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs or (v) the Company takes any corporate action to authorize any of the above actions;

D. The entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and any such decree or order continues and is unstayed and in effect for a period of sixty (60) calendar days;

E. A final judgment or final judgments for the payment of money shall have been entered by any court or courts of competent jurisdiction against the Company and remains undischarged for a period (during which execution shall be effectively stayed) of thirty (30) days, provided that the aggregate amount of all such judgments at any time outstanding (to the extent not paid or to be paid, as evidenced by a written communication to that effect from the applicable insurer, by insurance) exceeds Three Hundred Fifty Thousand Dollars ($350,000); or

F. It becomes unlawful for the Company to perform or comply with its obligations under this Debenture.

G. The Company shall default on the payment of any other outstanding indebtedness incurred or guaranteed by the Company or the payment of such indebtedness shall be accelerated by the holder thereof.

SECTION 6.2 Acceleration of Maturity; Rescission and Annulment. If an Event of Default occurs and is continuing, then and in every such case the Holder may, by a notice in writing to the Company, rescind any outstanding Conversion Notice (if applicable) and declare that all amounts owing or otherwise outstanding under this Debenture are immediately due and payable and upon any such declaration this Debenture shall become immediately due and payable in cash, inventory or Common Stock together with all accrued and unpaid interest thereon at the option of the Holder.

SECTION 6.3 Maximum Interest Rate.Notwithstanding anything herein to the contrary, if at any time the applicable interest rate or Default Interest Rate, as applicable, as provided for herein shall exceed the maximum lawful rate which may be contracted for, charged, taken or received by the Holder in accordance with any applicable law (the "Maximum Rate"), the rate of interest or Default Interest Rate applicable to this Debenture shall be limited to the Maximum Rate. To the greatest extent permitted under applicable law, the Company hereby waives and agrees not to allege or claim that any provisions of this Note could give rise to or result in any actual or potential violation of any applicable usury laws.

SECTION 6.4 Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

SECTION 6.5 Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Debenture will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Debenture, that the Holder shall be entitled to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Debenture and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE VII.

MISCELLANEOUS

SECTION 7.1 Notice of Certain Events. In the case of the occurrence of any event described in Sections 3.4 or 3.5 of this Debenture, the Company shall cause to be mailed to the Holder of this Debenture at its last address as it appears in the Company's security registry, at least twenty (20) days prior to the applicable record, effective or expiration date hereinafter specified (or, if such twenty (20) days' notice is not possible, at the earliest possible date prior to any such record, effective or expiration date), a notice thereof, including, if applicable, a statement of (a) the date on which a record is to be taken for the purpose of such dividend, distribution, issuance or granting of rights, options or warrants, or if a record is not to be taken, the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, issuance or granting of rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale transfer, dissolution, liquidation or winding-up.

SECTION 7.2 Withholding. To the extent required by applicable law, the Company may withhold amounts for or on account of any taxes imposed or levied by or on behalf of any taxing authority in the United States having jurisdiction over the Company from any payments made pursuant to this Debenture.

SECTION 7.3 Transmittal of Notices. Except as may be otherwise provided herein, any notice or other communication or delivery required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier to the Company at its principal place of business or to the Holder as indicated on the Subscription Agreement. Each of the Holder or the Company may change the foregoing address by notice given pursuant to this Section 7.3.

SECTION 7.4 Attorneys' Fees. Should Holder hereto employ an attorney for the purpose of enforcing or construing this Debenture, or any judgment based on this Debenture, in any legal proceeding whatsoever, including, but not limited to, insolvency, bankruptcy, arbitration, declaratory relief or other litigation, Holder shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all reasonable costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds, whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding.

SECTION 7.5 Governing Law. This Debenture shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to conflicts of laws principles). With respect to any suit, action or proceedings relating to this Debenture, the Company irrevocably submits to the exclusive jurisdiction of the courts of the State of Florida sitting in Broward County and the United States District Court located in the City of Fort Lauderdale, Florida and hereby waives, to the fullest extent permitted by applicable law, any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Subject to applicable law, the Company agrees that final judgment against it in any legal action or proceeding arising out of or relating to this Debenture shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof and the amount of its indebtedness, or by such other means provided by law.

SECTION 7.6 Waiver of Jury Trial. To the fullest extent permitted by law, each of the parties hereto hereby knowingly, voluntarily and intentionally waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Debenture or any other document or any dealings between them relating to the subject matter of this Debenture and other documents. Each party hereto (i) certifies that neither of their respective representatives, agents or attorneys has represented, expressly or otherwise, that such party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it has been induced to enter into this Debenture by, among other things, the mutual waivers and certifications herein.

SECTION 7.7 Headings. The headings of the Articles and Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

SECTION 7.8 Payment Dates. Whenever any payment hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

SECTION 7.9 Binding Effect. Each Holder by accepting this Debenture agrees to be bound by and comply with the terms and provisions of this Debenture.

SECTION 7.10 No Stockholder Rights. Except as otherwise provided herein, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof

SECTION 7.11 Facsimile Execution. Facsimile execution shall be deemed originals.

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer on the date of this Debenture.

ID Perfume By:

Title: CEO